Exhibit 99

[LOGO] RPC
An Oil & Gas Company

FOR IMMEDIATE RELEASE

                 RPC, INC. ANNOUNCES APPOINTMENT OF NEW DIRECTOR

ATLANTA, January 31, 2005 -- RPC Incorporated (NYSE: RES) today announced that its Board of Directors elected Bill J. Dismuke to serve as a Director effective January 25, 2005. Mr. Dismuke, 68, is the retired President of Edwards Baking Company. Dismuke also serves as a Director of Rollins, Inc. and Marine Products Corporation.

Richard A. Hubbell, RPC's Chief Executive Officer, stated, "We are pleased to have Bill join RPC's Board. His experience will enhance the Board's ability to provide diligent oversight to the Company's activities and future direction. Also, Bill was involved with RPC a number of years ago, prior to the spin off from our former parent company, and was responsible for several successful acquisitions and many of the financial management processes that are still in place today."

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC's oil and gas services operating business units include Cudd Pressure Control, Patterson Services and Bronco Oilfield Services. RPC's investor Web site can be found on the Internet at http://www.rpc.net .

For information about RPC, Inc, please contact:

BEN M. PALMER
Chief Financial Officer
404.321.2140
irdept@rpc.net

JIM LANDERS
Corporate Finance
404.321.2162